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                                                                       EXHIBIT 5

                                  [LETTERHEAD]

                                                                    May 11, 1995

UST Inc.
100 West Putnam Avenue
Greenwich, Connecticut 06830

Gentlemen:

     You have requested our opinion in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed by UST Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") relating to 200,000 shares of the Company's common stock, par value $.50 per share (the "Shares"), which may be issued and sold pursuant to the UST Inc. Nonemployee Directors' Stock Option Plan (the "Plan"). The Plan provides for the issuance to nonemployee directors of the Company of options to purchase Shares (the "Options").

     In this connection, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Plan;
(ii) the Restated Certificate of Incorporation of the Company; (iii) the By-Laws of the Company; (iv) resolutions adopted by the Board of Directors of the Company on September 22, 1994; (v) the proxy statement and certificate of vote relating to the adoption of the Plan by the Company's stockholders at the Annual Meeting of Stockholders held on May 2, 1995; (vi) the form of Registration Statement proposed to be filed with the Commission; and (vii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

     We are admitted to the Bar of the State of Delaware and express no opinion as to the laws of any other jurisdiction other than the laws of the United States of America to the extent applicable hereto.

     Based upon the foregoing, we are of the opinion that all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares upon the exercise of Options, and assuming that all Options issued pursuant to the Plan will be issued in accordance with the Plan, upon issuance and delivery of such Shares and payment therefor in accordance with the provisions of the Plan, and as contemplated by the Registration Statement, the Shares will have been validly issued and will be fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not concede that we are experts within the meaning of the Securities Act of 1933 (the "Securities Act") or that this consent is required by Section 7 of the Securities Act.

                                          Very truly yours,

                                          /s/ Skadden, Arps, Slate,
                                                Meagher & Flom